Exhibit 99.1

LONE PINE RESOURCES INC. SUITE 1100, 640 - 5TH AVENUE SW CALGARY, ALBERTA T2P 3G4

News Release

Lone Pine Resources Announces Fourth Quarter and Year-End 2011 Results

CALGARY, ALBERTA, March 22, 2012 — Lone Pine Resources Inc. (“Lone Pine” or the “Company”) (NYSE, TSX: LPR) today announced financial and operational results for the fourth quarter and full-year 2011.  Selected highlights for the three months ended December 31, 2011 include:

•                  Equivalent average daily net sales volumes of 98.8 MMcfe/d, which matched sales volumes from the third quarter of 2011

•                  Oil and NGLs average daily net sales volumes of 4,499 bbls/d increased 27% from the third quarter of 2011 and included 4,295 bbls/d of oil

•                  Oil and NGLs production weighting increased to 27% from 22% in the third quarter of 2011

•                  Adjusted EBITDA of $38.0 million increased 5% from the third quarter of 2011

•                  Adjusted discretionary cash flow of $35.6 million increased 6% from the third quarter of 2011

•                  100% drilling success rate in the fourth quarter of 2011 consisting of 16 gross (16 net) horizontal light oil wells at Evi and 1 gross (1 net) natural gas well at Narraway in the Deep Basin

•                  Completed 2011 drilling program consisting of 47 gross (47 net) horizontal light oil wells at Evi and 6 gross (5.5 net) natural gas wells in the Deep Basin

David M. Anderson, President and CEO of Lone Pine, stated, “Lone Pine’s light oil transition continued to unfold with another successful quarter of drilling at Evi.  Lone Pine’s oil and NGLs weighting averaged 27% for the fourth quarter of 2011, up from 22% in the previous quarter and 14% in the first quarter of the year, and was comprised primarily of high margin light oil.  As the oil weighting of Lone Pine is increasing, so too is the Company’s profitability as revenue, EBITDA and cash flow increased once again in the fourth quarter despite the significant decline in natural gas prices.  As natural gas prices remain at ten-year lows, Lone Pine is well positioned with a commodity diverse asset base led by our light oil asset at Evi that will attract the majority of our capital budget in 2012 and drive continued growth.”

Fourth Quarter 2011 Results

Important Note:  Lone Pine reports its financial results in accordance with United States GAAP and presents production volumes on a net after royalties basis, unless otherwise stated.  Lone Pine has historically reported its financial results in United States dollars.  Effective October 1, 2011, Lone Pine changed its reporting and functional currency from United States dollars to Canadian dollars.  See “Change in Reporting and Functional Currency” for more information.  For ease of comparability with past periods, Lone Pine has presented the fourth quarter and full year 2011 information contained in this news release in United States dollars, unless otherwise noted.

For the fourth quarter of 2011, Lone Pine reported a net loss of $4.7 million.  Net earnings for this period were negatively affected by the following items:

•                  The non-cash after tax effect of unrealized losses on derivative instruments totaling $8.4 million

•                  The non-cash after tax effect of the impairment of inventory of $1.7 million

Excluding the effect of these two non-cash items, Lone Pine’s net earnings for the fourth quarter of 2011 would have been $5.4 million or $0.06 per diluted share.

For the full year 2011, Lone Pine reported net earnings of $34.6 million or $0.44 per diluted share.  Lone Pine reported adjusted EBITDA for 2011 of $129.7 million, which included $38.0 million in the fourth quarter of 2011. Adjusted discretionary cash flow for 2011 was $120.5 million, which included $35.6 million in the fourth quarter of 2011.  Please see

“Non-GAAP Financial Measures” for a reconciliation of adjusted EBITDA and adjusted discretionary cash flow, which are non-GAAP measures, to their most directly comparable GAAP measures.

Average Daily Sales Volumes, Average Realized Prices and Revenues

Lone Pine’s average daily net sales volumes for the fourth quarter of 2011 were 98.8 MMcfe/d, which matched the third quarter of 2011.  Lone Pine’s average daily oil and NGLs net sales volumes for the fourth quarter of 2011 increased 27% to 4,499 bbls/d compared to 3,544 bbls/d in the third quarter of 2011.  Lone Pine’s total net sales volumes in the fourth quarter of 2011 were comprised of 26% oil and 1% NGLs compared to 20% oil and 2% NGLs in the third quarter of 2011.

The average realized natural gas price (before hedges) for the fourth quarter of 2011 decreased 13% to $3.09 per Mcf compared to $3.57 per Mcf in the third quarter of 2011.  The average realized oil price (before hedges) for the fourth quarter of 2011 increased 11% to $86.27 per bbl with an average oil price differential to WTI of $7.79 per bbl compared to $77.49 per bbl and $12.08 per bbl, respectively, in the third quarter of 2011.  The average realized NGL price for the fourth quarter of 2011 increased 13% to $66.34 per bbl compared to $58.85 per bbl in the third quarter of 2011.  On a total net sales volumes basis, the average realized price (before hedges) in the fourth quarter of 2011 increased 11% to $6.13 per Mcfe.

In the fourth quarter of 2011, Lone Pine realized natural gas hedging gains of $3.7 million ($0.52 per Mcf) and crude oil hedging gains of $1.2 million ($2.94 per bbl) for a total realized hedging gain of $4.8 million ($0.53 per Mcfe).  These amounts compared to realized natural gas hedging gains of $1.8 million ($0.25 per Mcf) and crude oil hedging gains of $1.7 million ($5.78 per bbl) for a total realized hedging gain of $3.5 million ($0.38 per Mcfe) in the third quarter of 2011.

The following table details the components of average daily sales volumes, average realized prices and net revenues for the three months ended December 31, 2011 and September 30, 2011 and the twelve months ended December 31, 2011:

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2011

Average Daily Working Interest Sales Volumes
Natural Gas (MMcf/d)	75.4	81.8	78.4
Oil (bbls/d)	4,739	3,707	3,433
NGLs (bbls/d)	304	370	318
Total (MMcfe/d)	105.7	106.2	100.9
Total Equivalent (MMcfe)	9,723	9,774	36,843
% Oil & NGLs	29%	23%	22%

Average Daily Net Sales Volumes
Natural Gas (MMcf/d)	71.8	77.6	74.4
Oil (bbls/d)	4,295	3,283	3,041
NGLs (bbls/d)	204	261	225
Total (MMcfe/d)	98.8	98.8	94.0
Total Equivalent (MMcfe)	9,090	9,093	34,319
% Oil & NGLs	27%	22%	21%

Royalties	6.5%	7.0%	6.9%

Average Realized Prices
Natural Gas ($/Mcf)	$3.09	$3.57	$3.48
Oil ($/bbl)	86.27	77.49	84.64
NGLs ($/bbl)	66.34	58.85	62.17
Average Realized Prices Before Hedges ($/Mcfe)	$6.13	$5.53	$5.64
Realized Hedging Gains ($/Mcfe)	0.53	0.38	0.24
Average Realized Prices Including Hedges ($/Mcfe)	$6.66	$5.91	$5.88

Net Revenues (in thousands)
Natural Gas	$20,380	$25,477	$94,464
Oil	34,087	23,402	93,950
NGLs	1,245	1,413	5,106
Total Revenue Before Hedges	$55,712	$50,292	$193,520
Realized Hedging Gains	4,812	3,488	8,300
Total Revenue Including Hedges	$60,524	$53,780	$201,820

Production Expense and Cash Costs

Lone Pine’s total production expense per unit for the fourth quarter of 2011 increased 35% to $2.06 per Mcfe compared to $1.53 per Mcfe in the third quarter of 2011.  The increase in production expense relative to previous quarters reflects an increase in workover expenses in the fourth quarter of 2011, combined with an increase in lease operating expenses reflecting the Company’s growing crude oil volumes.  In addition, certain prior period adjustments to operating expenses have been recognized in the fourth quarter of the year.  For the full year 2011, Lone Pine’s total production expense per unit was $1.72 per Mcfe.

The following table details the components of production expense together with other cash costs for the three months and twelve months ended December 31, 2011:

	Three Months Ended December 31, 2011		Twelve Months Ended December 31, 2011
	In thousands	$/Mcfe	In thousands	$/Mcfe
Lease Operating Expenses	$12,950	$1.42	$39,223	$1.14
Production and Property Taxes	467	0.05	2,372	0.07
Transportation and Processing Costs	5,308	0.58	17,480	0.51
Total Production Expense	$18,725	$2.06	$59,075	$1.72
General and Administrative Expense	3,693	0.41	13,235	0.39
Interest Expense	3,336	0.37	10,135	0.30
Current Income Tax Expense	—	—	—	—
Total Cash Costs	$25,754	$2.83	$82,445	$2.40

Total cash costs is a non-GAAP measure that is used by management to assess the Company’s cash operating performance.  Total cash costs do not represent, and should not be considered an alternative to, GAAP measures, and Lone Pine’s calculations thereof may not be comparable to similarly titled measures reported by other companies.  Lone Pine defines total cash costs as production expense, general and administrative expense (including stock-based compensation), interest expense and current income tax expense.

Netbacks

The following table details the components of operating and cash netbacks for the three months and twelve months ended December 31, 2011 (in $ per Mcfe):

	Three Months Ended December 31, 2011	Twelve Months Ended December 31, 2011

Average Realized Prices Before Hedges	$6.13	$5.64
Realized Hedging Gains	0.53	0.24
Average Realized Prices Including Hedges	$6.66	$5.88
Total Production Expense	2.06	1.72
Operating Netback	$4.60	$4.16
General and Administrative Expense	0.41	0.39
Interest Expense	0.37	0.30
Cash Netback	$3.82	$3.47

Operating netback and cash netback are non-GAAP measures that are used by management to assess the Company’s costs associated with producing and selling one Mcfe.  Operating netback and cash netback do not represent, and should not be considered an alternative to, GAAP measurements, and Lone Pine’s calculations thereof may not be comparable to similarly titled measures reported by other companies.  Lone Pine calculates cash netbacks as realized prices per Mcfe (after royalties), including realized hedging gains or losses, less costs associated with bringing an Mcfe to market, including total production expenses, general and administrative expense (including stock-based compensation) and interest expense.

Depreciation and Depletion Expense

Lone Pine’s depreciation and depletion expense per unit for the fourth quarter of 2011 increased 27% to $2.91 per Mcfe compared to $2.29 per Mcfe in the third quarter of 2011.  The increase in the fourth quarter of 2011 related to the Company’s year-end evaluated reserves balance being lower than internally forecasted at the end of the third quarter of 2011.  For the full year 2011, Lone Pine’s depreciation and depletion expense per unit was $2.53 per Mcfe.

Capital Expenditures

Lone Pine’s total capital expenditures for the fourth quarter of 2011 were $74.0 million compared to $94.3 million in the third quarter of 2011.  For the year ended December 31, 2011, Lone Pine’s total capital expenditures were $359.7 million, which included $79.0 million for the acquisition of certain assets in the Narraway/Ojay area in the second quarter of the year.  The increase over the previously guided 2011 total capital expenditures of $329 — $339 million reflects an acceleration of completion activities on additional wells drilled at Evi late in 2011 as well as certain unbudgeted expenditures related to the Company’s project in the Liard Basin.

The following table details the components of capital expenditures for the three months and twelve months ended December 31, 2011 (in $ thousands).

	Three Months Ended December 31, 2011	Twelve Months Ended December 31, 2011
Exploration and development	$72,549	$263,109
Acquisitions and leasehold costs	343	91,453
Capitalized interest and G&A	1,114	5,180
Total	$74,006	$359,742

Credit Facility

The Company maintains a CDN$500 million credit facility between Lone Pine and a syndicate of banks that currently has a borrowing base of CDN$375 million.  The borrowing base was automatically reduced from the previously available CDN$425 million upon completion of the offering of US$200 million of senior notes in February 2012.  The next redetermination of the borrowing base is scheduled for May 2012.

As of December 31, 2011, Lone Pine had CDN$331 million outstanding under the credit facility.  Pro forma for the offering of senior notes, Lone Pine had CDN$139 million outstanding under the facility as at December 31, 2011.  As of March 20, 2012, Lone Pine had CDN$185 million outstanding under the credit facility, with unused commitments of approximately CDN$188 million.

Operational Highlights

Evi

In the fourth quarter of 2011, Lone Pine drilled 16 gross (16 net) horizontal light oil wells at Evi with a 100% success rate, completing a 2011 drilling program that consisting of 47 gross (47 net) horizontal light oil wells.  Total net sales volumes at Evi increased from 968 boe/d in the first quarter of 2011 to 3,605 boe/d in the fourth quarter of 2011.

Deep Basin

In the fourth quarter of 2011, Lone Pine drilled and completed 1 gross (1 net) vertical well at Narraway.  In response to low natural gas prices, Lone Pine elected in the fourth quarter of 2011 to defer all planned natural gas drilling activities in favor of other liquids prospects within the Company’s asset base.

Net sales volumes from the Deep Basin area averaged 60.8 MMcfe/d in the fourth quarter of 2011 compared to 65.6 MMcfe/d in the third quarter of 2011.

Liard Basin

In the fourth quarter of 2011, Lone Pine completed its planned operation in the Liard Basin area of the Northwest Territories by re-entering and recompleting an existing vertical well to test for two uphole shale formations.  Lone Pine has submitted an application to the National Energy Board for a commercial discovery license to potentially continue the Company’s lease for up to an additional 21 years.

Production by Area

The following table highlights average daily sales volumes for each of Lone Pine’s core areas for the three months ended December 31, 2011 and September 30, 2011:

	Three Months Ended
	Dec. 31, 2011	Sept. 30, 2011
Average Daily Working Interest Sales Volumes:
Deep Basin (MMcfe/d)	63.8	69.0
Evi (boe/d)	3,909	2,976
Other (MMcfe/d)	18.4	19.3
Total (MMcfe/d)	105.7	106.2

Average Daily Net Sales Volumes:
Deep Basin (MMcfe/d)	60.8	65.6
Evi (boe/d)	3,605	2,680
Other (MMcfe/d)	16.3	17.1
Total (MMcfe/d)	98.8	98.8

First Quarter 2012 Operational Update

To date in the first quarter of 2012, Lone Pine has increased its land position at Evi to 87,840 gross (80,902 net) acres through Crown land purchases.  In addition, the Company has received regulatory approval to downspace certain sections in the central area of Evi to up to 16 wells per section compared to Lone Pine’s current regulatory spacing of eight wells per section.  Lone Pine is currently booked to a maximum of six wells per section and plans to pilot further downspacing in 2012.

As of March 22, 2012, Lone Pine has drilled a total of 18 gross (16 net) horizontal light oil wells at Evi with six net wells onstream to date in 2012.  Certain wells recently completed by Lone Pine have experienced production delays due to operational issues associated with the hydraulic fracture completion of the wells.  The Company has been working with third party service providers and vendors to determine the cause and extent of the issues, which are believed at this time to be primarily attributable to a resin coated proppant that has not performed as expected.  These issues have also resulted in higher operating costs as the affected wells have incurred incremental workover costs to remove proppant from the lateral section of the wellbore.

Lone Pine expects first quarter of 2012 total oil sales volumes to be approximately equal to the fourth quarter of 2011 as certain volumes at Evi were delayed in coming onstream at full rates for the quarter.  Similar to Lone Pine’s 2011 drilling program, the Company has 10 net horizontal wells that are expected to be onstream in the next month.

Hedging Update

As of March 22, 2012, Lone Pine had NYMEX natural gas and crude oil derivatives in place for 2012 and 2013 covering the aggregate average daily volumes and weighted average prices shown below.

	Calendar 2012	Calendar 2013
Natural Gas Swaps:
Contract Volumes (MMBtu/d)	25,000	—
Weighted Average Price (US$/MMBtu)	$5.09	—

Crude Oil Swaps:
Contract Volumes (bbls/d)	2,000	500
Weighted Average Price (US$/bbl)	$102.35	$101.00
Contract Volumes (bbls/d)	1,000	500
Weighted Average Price (CDN$/bbl)	$100.98	$102.00

Change in Reporting and Functional Currency

Lone Pine has elected to change its reporting currency from the United States dollar to the Canadian dollar effective October 1, 2011.  The change in reporting currency results in a matching of Lone Pine’s reporting currency to its functional currency of the Canadian dollar and will better reflect the business of Lone Pine, which is almost entirely conducted in Canadian dollars.  All of Lone Pine’s future financial reporting, including the Company’s audited financial statements for the year ended December 31, 2011, which will be filed as part of the Company’s Annual Report on Form 10-K on or about March 22, 2012, will be presented in Canadian dollars.

There is no change to Lone Pine’s previously announced 2012 financial guidance due to this change in reporting currency as the Company had previously assumed a 2012 CAD/USD exchange rate of $1.00 for planning purposes.

Conference Call

A conference call is scheduled for Friday, March 23, 2012, at 11:00 AM MT.  To participate, please dial 1-800-299-7089 (toll-free for North America) or 1-617-801-9714 and request the Lone Pine teleconference (ID # 20538931) or listen to the webcast on Lone Pine’s website at www.lonepineresources.com.  A replay will be available through April 6, 2012 by dialing 1-888-286-8010 or 1-617-801-6888 and entering conference passcode #25520502.

Upcoming Investor Event

Lone Pine will be attending and presenting at the 40th Annual Howard Weil Energy Conference in New Orleans, LA on Tuesday, March 27, 2012.  An updated investor presentation will be available on Lone Pine’s website prior to the Company’s participation at this conference.

Annual Meeting of Stockholders

Lone Pine will hold its 2012 Annual Meeting of Stockholders on Wednesday, May 16, 2012, at 9:30 AM MT, at The Metropolitan Conference Centre, 333 — 4th Avenue SW, Calgary, Alberta. The Company proposes to elect three class I directors, to ratify the appointment of Ernst & Young LLP as the Company’s independent public accounting firm for the fiscal year ending December 31, 2012, to approve the Lone Pine 2012 employee stock purchase plan, to have a non-binding advisory vote on the compensation of the named executive officers (say on pay), to have a non-binding advisory vote on the frequency of executive compensation advisory votes (say when on pay) and to transact such other business as may properly come before the meeting. The close of business on March 26, 2012 has been fixed as the record date for determination of stockholders entitled to receive notification of and to vote at the Annual Meeting.

Non-GAAP Financial Measures

Adjusted EBITDA

In addition to reporting net earnings as defined under GAAP, Lone Pine also presents adjusted earnings before interest, income taxes, depreciation, depletion, and amortization (“Adjusted EBITDA”), which is a non-GAAP performance measure.  Adjusted EBITDA consists of net earnings before interest expense, income taxes, depreciation, depletion and amortization, impairment of assets as well as other items such as unrealized gains on derivative instruments, realized and unrealized foreign currency exchange (gains) losses, accretion of asset retirement obligations, and other items presented in the table below.  Adjusted EBITDA does not represent, and should not be considered an alternative to, GAAP measurements, such as net earnings (its most comparable GAAP financial measure), and Lone Pine’s calculations thereof may not be comparable to similarly titled measures reported by other companies.  By eliminating interest, income taxes, depreciation, depletion, and amortization, and other items from earnings, Lone Pine believes the result is a useful measure across time in evaluating its fundamental core operating performance.  Management also uses Adjusted EBITDA to manage its business, including in preparing its annual operating budget and financial projections.  Lone Pine believes that Adjusted EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries.  Lone Pine’s management does not view Adjusted EBITDA in isolation and also uses other measurements, such as net earnings and revenues, to measure operating performance.  The following table provides a reconciliation of net earnings, the most directly comparable GAAP measure, to Adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended	Twelve Months Ended
	December 31, 2011	December 31, 2011
Net earnings	$(4,683)	$34,589
Interest expense	3,336	10,135
Income tax expense	(1,354)	17,827
Depreciation, depletion, and amortization	26,772	87,899
Impairment of inventory	2,224	2,224
Unrealized losses (gains) on derivative instruments	11,189	(18,952)
Foreign currency exchange (gains) losses, net	24	(5,357)
Accretion of asset retirement obligations	323	1,091
Stock-based compensation	217	266
Adjusted EBITDA	$38,048	$129,722

Adjusted Discretionary Cash Flow

In addition to reporting cash provided by operating activities as defined under GAAP, Lone Pine also presents adjusted discretionary cash flow, which is a non-GAAP liquidity measure. Adjusted discretionary cash flow consists of cash provided by operating activities before changes in working capital items.  Management uses adjusted discretionary cash flow as a measure of liquidity and believes it provides useful information to investors because it assesses cash flow from operations for each period before changes in working capital, which fluctuates due to the timing of collections of receivables and the settlements of liabilities. This measure does not represent the residual cash flow available for discretionary expenditures, since Lone Pine has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.  Because of this, its utility as a measure of Lone Pine’s operating performance has material limitations.  The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to adjusted discretionary cash flow for the periods presented (in thousands):

	Three Months Ended	Twelve Months Ended
	December 31, 2011	December 31, 2011
Net cash provided by operating activities	$48,023	$121,690
Changes in working capital:
Accounts receivable	2,750	(4,682)
Prepaid expenses and other current assets	493	(3,030)
Accounts payable and accrued liabilities	(16,753)	(18,338)
Accrued interest and other current liabilities	1,082	24,882
Adjusted discretionary cash flow	$35,595	$120,522

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Canadian securities laws. All statements, other than statements of historical facts, that address activities that Lone Pine assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this news release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Lone Pine cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures and other forward-looking statements relating to Lone Pine are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of oil and natural gas.

These risks relating to Lone Pine include, but are not limited to, oil and natural gas price volatility, its access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial and economic environment on its business and financial condition, a lack of availability of, or increase in costs relating to, goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves and other risks as described in the registration statement that Lone Pine filed with the SEC and the final prospectuses dated May 25, 2011 that Lone Pine filed with the SEC and securities regulatory authorities in Canada, the Annual Report on Form 10-K for the year ended December 31, 2011 to be filed by Lone Pine with the SEC and with Canadian securities regulators and the other reports that Lone Pine files with the SEC and with Canadian securities regulators. Any of these factors could cause Lone Pine’s actual results and plans to differ materially from those in the forward-looking statements.

Units of Equivalency

This news release discloses certain information on an “equivalency” basis with oil and NGL quantities converted to Mcfe (thousand cubic feet of gas equivalent) or MMcfe (million cubic feet of gas equivalent) based on a conversion ratio of one bbl of liquids to six Mcf of natural gas. Units of equivalency such as Mcfe and MMcfe may be misleading, particularly if used in isolation. A Mcfe conversion ratio of one bbl of crude oil or NGLs to six Mcf of natural gas is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Although this conversion ratio is an industry accepted norm, it is not reflective of price or market value differentials between product types.

*****

Lone Pine Resources Inc. is engaged in the exploration and development of natural gas and light oil in Canada. Lone Pine’s principal reserves, producing properties and exploration prospects are located in Canada in the provinces of Alberta, British Columbia and Quebec and the Northwest Territories. Lone Pine’s common stock trades on the New York Stock Exchange and the Toronto Stock Exchange under the symbol LPR.  For more information about Lone Pine, please visit its website at www.lonepineresources.com.

For further information please contact:

David Anderson

President & Chief Executive Officer

Tel.: (403) 292-8000

Ed Bereznicki

Executive Vice President & Chief Financial Officer

Tel.: (403) 292-8000

SUPPLEMENTAL FINANCIAL INFORMATION

LONE PINE RESOURCES INC.

Condensed Consolidated Balance Sheets

(Unaudited in United States Dollars)

	December 31,	December 31,
	2011	2010
	(In thousands)
ASSETS

Current assets:
Cash	$271	$576
Accounts receivable	28,323	33,405
Derivative instruments	19,456	—
Prepaid expenses and other current assets	5,467	6,168
Total current assets	53,517	40,149

Net property and equipment	894,185	645,405

Goodwill	17,040	17,422
Other assets	10,988	12,215
	$975,730	$715,191

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$74,190	$42,202
Advances and accrued interest payable to Forest Oil Corporation	248	39,040
Note payable to Forest Oil Corporation	—	250,183
Capital lease obligation	1,137	—
Deferred income taxes	4,863	—
Other current liabilities	2,641	3,445
Total current liabilities	83,079	334,870

Bank credit facility	325,472	—
Asset retirement obligations	15,155	13,741
Deferred income taxes	68,812	57,560
Capital lease obligation	5,642	—
Other liabilities	1,788	3,636
Total liabilities	499,948	409,807

Total stockholders’ equity	475,782	305,384
	$975,730	$715,191

LONE PINE RESOURCES INC.

Condensed Consolidated Statements of Operations

(Unaudited in United States Dollars)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(In thousands, except per share		(In thousands, except per share
	amounts)		amounts)
Revenues:
Oil and gas sales	$55,712	$35,195	$193,520	$146,047
Interest and other	5	11	31	23
Total revenues	55,717	35,206	193,551	146,070

Costs, expenses, and other:
Lease operating expenses	12,950	7,528	39,223	25,680
Production and property taxes	467	551	2,372	2,423
Transportation and processing costs	5,308	2,877	17,480	10,738
General and administrative	3,693	2,994	13,235	9,267
Depreciation, depletion, and amortization	26,443	18,129	86,815	63,645
Interest expense on borrowings from Forest Oil Corporation	—	1,692	2,559	6,575
Interest expense	3,336	107	7,576	381
Foreign currency exchange losses (gains), net	24	(9,270)	(5,357)	(14,560)
Losses (gains) on derivative instruments	6,377	—	(27,252)	—
Other, net	3,156	318	4,484	1,575
Total costs, expenses, and other	61,754	24,926	141,135	105,724

Earnings (loss) before income taxes	(6,037)	10,280	52,416	40,346

Income tax expense	(1,354)	1,429	17,827	7,830

Net earnings (loss)	$(4,683)	$8,851	$34,589	$32,516

Basic and diluted earnings (loss) per common share	$(0.06)	$0.13	$0.44	$0.46

LONE PINE RESOURCES INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited in United States Dollars)

	Twelve Months Ended
	December 31,
	2011	2010
	(In thousands)
Cash flows from operating activities:
Net earnings	$34,589	$32,516
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion, and amortization	87,899	64,068
Deferred income tax	17,827	7,830
Unrealized gains on derivative instruments	(18,952)	—
Realized foreign currency exchange gain, reclassified to financing	(5,356)	(14,290)
Other, net	4,515	832

Changes in operating assets and liabilities:
Accounts receivable	4,682	(10,415)
Prepaid expenses and other current assets	3,030	(3,544)
Accounts payable and accrued liabilities	18,338	(407)
Accrued interest and other current liabilities	(24,882)	8,317
Net cash provided by operating activities	121,690	84,907

Cash flows from investing activities:
Net cash used by investing activities	(344,765)	(218,155)

Cash flows from financing activities:
Net cash provided by financing activities	222,538	124,294

Effect of exchange rate changes on cash	232	584

Net increase (decrease) in cash	(305)	(8,370)
Cash at beginning of period	576	8,946
Cash at end of period	$271	$576